Exhibit 1A-2A.08

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify: FIRST: That pursuant to a unanimous written resolution of the Board of Directors of XCPCNL Business Services Corporation in accordance with Section 141 of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and referring consideration thereof to the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended to effect a forward split of the issued and outstanding common stock of the Company on a three for one (3/1) basis. The number of authorized shares of common stock will not be changed by this amendment. SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent ofa majority of the stockholders of said corporation was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware, pursuant to which a total of 53,519,000 votes, constituting 87.27% of the votes entitled to be cast on the action, were voted in favor of the Amendment. THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 ofthe General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of September, 2018. XCPCNL Business Services Corporation